EXHIBIT 4
EQUITY ONE,. INC.
THIRD AMENDMENT
TO STOCKHOLDERS AGREEMENT
This Third Amendment to Stockholders Agreement (this “Third Amendment”) is entered into on May 23, 2003, by and among Equity One, Inc., a Maryland corporation (the “Corporation”), Alony Hetz Properties & Investments Ltd., an Israeli corporation or a wholly owned entity (the “Investor”), Gazit-Globe (1982) Ltd., an Israeli corporation (“Globe”), MGN (USA), Inc., a Nevada corporation (“MGN”), and GAZIT (1995), Inc., a Nevada corporation (“Gazit”).
WHEREAS, the parties hereto have entered into a Stockholders Agreement dated October 4, 2000 (the “Original Agreement”), a First Amendment to the Stockholder Agreement dated December 19, 2001 (the “First Amendment”) and a Second Amendment to the Stockholder Agreement dated October 28, 2002 (the “Second Amendment”) (the Original Agreement as amended by the First Amendment and by the Second Amendment will be referred to herein as the “Stockholders Agreement”) (all terms not otherwise defined herein shall have the meanings ascribed thereto in the Stockholders Agreement);
WHEREAS, pursuant to the terms of the Stockholders Agreement, the Investor and Gazit-Globe Group agreed to certain rights relating to the Common Stock purchased by the Investor; and
WHEREAS, the Investor and Gazit-Globe Group desire to amend a certain provision of the Stockholders Agreement as more fully set forth herein;
NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.	Amendment to the Stockholders Agreement. The Stockholders Amendment is hereby amended as follows:
Section 4 to the Stockholders Agreement is hereby amended by deleting sub-paragraph (ii) in the first (preamble) paragraph of the Section in its entirety and inserting in lieu thereof the following:
“(ii) Gazit-Globe Group owns and/or controls, directly and/or indirectly through any of its members’ subsidiaries and/or through any agreements or undertakings made on its (or their) behalf by other stockholders of the Corporation (including the Investor), the majority of the Corporation’s common stock entitled to vote at the Corporation’s stockholders meetings with respect to the election of the Corporation’s directors.”
2.	References. All references in the Stockholders Amendment to “this Agreement” shall hereafter refer to the Stockholders Agreement as amended hereby.

3.	Counterparts. This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.
Full Force and Effect. The Stockholders Agreement, as amended by this Third Amendment, shall continue in full force and affect, and nothing herein contained shall be construed as a waiver or modification of existing rights and obligations under the Stockholders Agreement, except as such rights or obligations are expressly modified hereby.

5.	Governing Law. This Third Amendment will be governed by and construed in accordance with the laws of the State of Florida.
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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed on their behalf, by their respective officers, thereunto duly authorized, on the date first written above.

EQUITY ONE, INC.
By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	Chairman of the Board and Chief Executive Officer

ALONY HETZ PROPERTIES & INVESTMENTS LTD.
By:	/s/ Nathan Hetz
	Name:	Nathan Hetz
	Title:	Chief Executive Officer

GAZIT-GLOBE (1982) LTD.
By:	/s/ signed
Name:
Title:

M.G.N. (USA), INC.
By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	President

GAZIT (1995), INC.
By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	President